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                                                              August 4, 2003

Morgan Stanley Developing Growth Securities Trust
1221 Avenue of the Americas
New York, New York 10020

Ladies and Gentlemen:

                  This opinion is being furnished to Morgan Stanley Developing Growth Securities Trust, a Massachusetts business trust ("Developing Growth"), in connection with the Registration Statement on Form N-14 (the "Registration Statement") under the Securities Act of 1933, as amended (the "1933 Act"), to be filed by Developing Growth in connection with the acquisition by Developing Growth, of substantially all the assets of Morgan Stanley New Discoveries Fund, a Massachusetts business trust ("New Discoveries"), in exchange for shares of beneficial interest of Developing Growth ("Shares") and the assumption by Developing Growth of certain stated liabilities of New Discoveries pursuant to an Agreement and Plan of Reorganization dated as of July 31, 2003 (the "Reorganization Agreement"). We have examined such statutes, regulations, corporate records and other documents and reviewed such questions of law as we deemed necessary or appropriate for the purposes of this opinion.

                  As to matters of Massachusetts law contained in this opinion, we have relied upon the opinion of Dechert, dated August 4, 2003.

                  Based upon the foregoing, we are of the opinion that the Shares when issued, as described in the Reorganization Agreement, will be duly authorized and, assuming receipt of the consideration to be paid therefor, upon delivery as provided in the Reorganization Agreement, will be legally issued, fully paid and non-assessable (except for the potential liability of shareholders described in Developing Growth's Statement of Additional Information dated November 29, 2002 under the caption "Capital Stock And Other Securities").

                  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption "Legal Matters" in the Prospectus forming a part of the Registration Statement. We do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the Securities and Exchange Commission thereunder.

                                             Very truly yours,

                                             /s/ Mayer, Brown, Rowe & Maw LLP

                                             MAYER, BROWN, ROWE & MAW LLP